EXHIBIT 10.1

December 26, 2025

Dear Hamid,

This letter agreement (this "Letter Agreement") replaces and supersedes that certain Letter Agreement dated October 2, 2023 (the “Original Agreement”) and is intended to memorialize our agreement regarding the terms of your ongoing employment with the Company following your transition on November 6, 2025 from Chief Executive Officer of EchoStar Corporation (“EchoStar” or the “Company”) to Chief Executive Officer of EchoStar Capital (a new division within EchoStar).

1.	Effective Date. This Letter Agreement shall be effective as of the date set forth above (the "Effective Date") and will end at 11:59pm on December 31, 2026 (such period, the "Term").
2.	Position and Duties. During the Term, you will serve as Chief Executive Officer of EchoStar Capital, a new division within EchoStar, and you will continue to serve as a member of the Board of Directors of EchoStar (the "Board"). You will report directly to the Chairman of the Board (the "Reporting Person") and will have such duties, authority and responsibilities as are assigned by the Reporting Person from time to time. You will devote substantially all of your working time and attention to the business and affairs of EchoStar Capital and will comply with EchoStar’s policies, as in effect from time to time. Your principal place of employment will be at EchoStar’s headquarters in Englewood, Colorado, subject to such business travel as is reasonably necessary to perform your duties hereunder.
3.Base Salary. As of the Effective Date and for the duration of the Term, you will continue to receive a base salary at an annual rate of $2,500,000 payable in accordance with EchoStar’s normal payroll practices, and subject to all applicable taxes and withholdings.
4.Annual Bonus. Beginning with the 2026 calendar year, you will be eligible for a discretionary annual bonus of up to $2,500,000, as may be recommended by the Chairman and as finally determined by the Compensation Committee of the Board in its reasonable discretion. For 2025, you will continue to be eligible for an annual bonus opportunity of $2,500,000 subject to the achievement of performance goals and other terms and conditions as determined by the Compensation Committee of the Board in its reasonable discretion.
5.	Company Equity Awards.
a.	In connection with your Original Agreement, you received an award of EchoStar stock options for 701,754 shares of Class A common stock of EchoStar (the “Sign-On Option Award”), with a per share exercise price equal to the closing trading price of a share of EchoStar Class A common stock on the date of grant (12/31/2023). The Sign-On Option Award was originally scheduled to vest, and it is hereby agreed that it will continue to vest, in three equal tranches on 12/31/2024, 12/31/2025, and 12/31/2026, subject to your continued employment with EchoStar through each vesting date.
b.If your employment is terminated by EchoStar without Cause (as customarily defined by EchoStar for senior executives and set forth in the applicable award agreement) or due to your constructive termination (which will be triggered by either a change in your title to one that is subordinate to Chief Executive Officer of EchoStar Capital or a material reduction in your responsibilities, in each case, without your prior consent) (either such termination, a “Qualifying Termination”), then the final unvested tranche (233,918) of EchoStar stock options granted under the Sign-On Option Award will accelerate and vest.
c. It is agreed that the 263,158 RSUs granted to you on January 1, 2025 will vest on December 31, 2025. Unless otherwise determined by the Chairman and the Compensation Committee of the Board, you will not receive any further RSUs or other equity grants of any kind on or after the Effective Date.
6.	Employee Benefits. During the Term, you will be eligible to continue to participate in EchoStar’s benefit plans as in effect from time to time on the terms applicable to senior executives of EchoStar generally. You will continue to be reimbursed for business-related expenses incurred by you in performing your duties hereunder in accordance with EchoStar’s policies and procedures as in effect from time to time.
7.	Indemnification. During the Term, you will be covered as an insured officer under EchoStar’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers and directors of EchoStar.
8.Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Letter Agreement shall in all respects be governed by the laws of the State of Colorado, without reference to principles of conflicts of law.
9.	Entire Agreement; Amendments. This Letter Agreement, the award agreements governing the EchoStar equity awards previously granted to you, and the award agreements governing your January 1, 2025 RSU award and the Sign-On Option Award (each as modified by this Letter Agreement), shall, collectively, represent the complete understanding between you and EchoStar regarding the subject matter hereof. The letter agreement dated February 27, 2022 between you and EchoStar and the letter agreement dated August 8, 2023 between you and DISH and any other previous employment agreement between you and EchoStar or Dish Network are, in each case, superseded in their entirety by this Letter Agreement and are of no force and effect. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable; the remainder of this Letter Agreement shall continue in full force and effect. In the event of any conflict, the terms of this Letter Agreement shall control.
10.	Section 409A. The payments and benefits provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the provisions of this Letter Agreement shall be interpreted and applied consistently with such intent. All reimbursements hereunder that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (a) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred, (b) the amount of reimbursement payments that EchoStar is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that EchoStar is obligated to pay in any other calendar year, (c) your right to have EchoStar pay such reimbursements may not be liquidated or exchanged for any other benefit, and (d) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter). Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation hereunder shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment hereunder.
11.	Employment At Will: Tax Withholding. This Letter Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with EchoStar will be “at will”, which means that either you or EchoStar may terminate your employment relationship at any time, with or without cause. Employment with EchoStar for purposes of this Letter Agreement shall include employment with any subsidiary or affiliate of EchoStar. EchoStar reserves the right to withhold or cause to be withheld applicable local, state, federal and foreign taxes from any amounts paid pursuant to this Letter Agreement in the reasonable discretion of EchoStar.

[Signature Page Follows]

Please sign below indicating your acceptance of the terms set forth in this Letter Agreement.

Sincerely,

/s/ Charles W. Ergen

Charles W. Ergen

Chairman and CEO

Acknowledged and agreed:

/s/ Hamid Adkhavan

Hamid Akhavan